SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CVS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 12, 2004

11:00 A.M.

CVS Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

To our stockholders:

We are pleased to invite you to attend our 2004 annual meeting of stockholders to:

•	Elect 9 directors;

•	Approve an amendment to the Company’s 1997 Incentive Compensation Plan to allow the Company’s non-employee directors to receive awards under the Plan;

•	Ratify the appointment of KPMG LLP as independent auditors for 2004;

•	Act on one stockholder proposal to be presented; and

•	Conduct other business properly brought before the meeting.

Stockholders of record at the close of business on March 15, 2004 may vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please vote your shares. In addition to voting in person or by mail, stockholders of record have the option of voting by telephone or via the Internet. If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), please check your proxy card or other voting instructions to see which of these options are available to you. Even if attending the meeting in person, we encourage you to vote in advance by mail, phone or Internet.

By Order of the Board of Directors,

Thomas M. Ryan

Chairman of the Board, President and Chief Executive Officer

PROXY STATEMENT TABLE OF CONTENTS

i

ii

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of CVS Corporation is soliciting your proxy to vote at our 2004 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about March 31, 2004 to all stockholders entitled to vote. The CVS 2003 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

Date:	May 12, 2004

Time:	11:00 a.m.

Place:	One CVS Drive Woonsocket, Rhode Island 02895

Shares Entitled to Vote

Stockholders entitled to vote are those who owned CVS common stock or Series One ESOP convertible preference stock (referred to throughout this proxy statement as the “ESOP preference stock”) at the close of business on the record date, March 15, 2004. As of the record date, there were 396,915,991 shares of common stock and 4,505,306 shares of ESOP preference stock outstanding. All ESOP preference stock is held by the Bank of New York, as Trustee under the 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies (the “Plan”). The Plan consists of both a 401(k) Plan (the “401(k)”) and an Employee Stock Ownership Plan (the “ESOP”).

Each share of CVS common stock that you own entitles you to one vote. Each share of ESOP preference stock is entitled to the number of votes equal to the number of shares of common stock into which the share of ESOP preference stock could be converted on the record date, rounded up to the next tenth of a share (currently 2.3 votes). The ESOP preference stock is entitled to vote on all matters submitted to a vote of holders of common stock, voting with the common stock as a single class. Each participant in the ESOP instructs the Trustee of the ESOP how to vote his or her shares. As to unallocated shares and shares with respect to which the Trustee receives no timely voting instructions, the Trustee, pursuant to the ESOP Trust Agreement, votes these shares in the same proportion as it votes all the shares as to which it has received timely voting instructions.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote. You may vote by calling a toll-free telephone number, by using the Internet or by mailing your signed proxy card in the postage-paid envelope provided. If you vote by telephone or the Internet, you do NOT need to return your proxy card. Returning the proxy card by mail or voting by telephone or Internet will not affect your right to attend the meeting and change your vote, if desired.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer telephone and Internet voting.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us in time to vote, or vote by telephone or the Internet, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

■	“FOR” the election of all 9 nominees for director (as described beginning on page 22);
■	“FOR” the amendment to the Company’s 1997 Incentive Compensation Plan (as described beginning on page 24);
■	“FOR” the ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal 2004 (as described beginning on page 31); and
■	“AGAINST” the stockholder proposal to be presented (as described beginning on page 33).

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Revoking your proxy

You may revoke your proxy by:

■	sending in another signed proxy card with a later date;
■	providing subsequent telephone or Internet voting instructions;
■	notifying our Secretary in writing before the meeting that you have revoked your proxy; or
■	voting in person at the meeting.

Voting in person

If you plan to attend the meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2004, the record date for voting.

Appointing your own proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Proxy solicitation

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail but we may also solicit by telephone, telegraph or in person. We have hired Morrow & Co. Inc. for a fee of $8,000, plus out-of-pocket expenses, to provide customary assistance to us in the solicitation. We will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock and the ESOP preference stock entitled to vote constitutes a quorum. Abstentions and broker “non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

	Item	Vote Necessary*

Item 1:	Election of directors	Directors are elected by a plurality of the votes represented by the shares of common stock and ESOP preference stock present at the meeting in person or by proxy, voting as a single class. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Only the number of votes “for” and “against” affect the outcome. Withheld votes and abstentions have no effect on the vote.

Item 2:	Amendment to the Company’s 1997 Incentive Compensation Plan	Approval is by affirmative vote of a majority of the votes represented by the shares of common stock and the ESOP preference stock present at the meeting in person or by proxy, voting as a single class. Abstentions are counted and have the effect of a vote against.

Item 3:	Ratification of appointment of independent auditors	Same as for Item 2.

Item 4:	Stockholder proposal	Same as for Item 2.

*	Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items 1 and 3 even if it does not receive voting instructions from you.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Company’s Board of Directors acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In carrying out its responsibilities, the Board reviews and assesses the Company’s long-term strategy and its strategic, competitive and financial performance. The Board has adopted corporate governance guidelines, which are available on our investor relations website at http://investor.cvs.com and also available to stockholders at no charge upon request to the Company’s Corporate Secretary. These guidelines meet or exceed the listing standards adopted during 2003 by the New York Stock Exchange (“NYSE”), on which the Company’s common stock is listed.

Meetings of the Board

During 2003, there were eight meetings of the Board of Directors of CVS. Six of our eight non-management directors attended the Company’s annual meeting of stockholders in 2003. Under the Company’s corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about the business and operations of the Company. Directors are expected to make every effort to attend the annual meeting of stockholders, all Board meetings and the meetings of the committees on which they serve. Each director attended at least 75% of the meetings of the Board and of committees of which he or she was a member, except Mr. Lautenbach, who attended five of the eight Board meetings.

One Board meeting was our annual meeting of non-management directors. The non-management directors also regularly hold executive sessions during which the Company’s management does not participate. The Chairs of the Audit, Management Planning and Development and Nominating and Corporate Governance Committees, respectively, act as presiding director at meetings or executive sessions of non-management directors (or parts thereof) on a rotating basis.

Director Nominations

Under the Company’s corporate governance guidelines, the Nominating and Corporate Governance Committee recommends to the Board criteria for Board membership, and recommends individuals for membership on the Company’s Board of Directors. Criteria used by the Committee in nominating directors are found in the Nominating and Corporate Governance Committee charter. A copy of Annex A to said charter, the Director Qualification Criteria, is attached to this proxy statement as Exhibit A. When considering current directors for re-nomination to the Board, the Committee takes into account the performance of each director. The Committee also reviews the composition of the Board in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering the need for audit committee expertise, issues of independence, judgment, diversity, age, skills, background and experience. As desired, the Committee may confer with the Chairman of the Board and other directors as to the foregoing matters.

While there are no formal procedures for stockholder recommendations, the Committee will consider nominees recommended by stockholders that meet the stated criteria. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the stockholder considers appropriate prior to the deadline set forth in “Stockholder Proposals for our Annual Meeting in 2005” on page 35.

Independence Determinations for Directors

Under the Company’s corporate governance guidelines, a majority of our Board must be comprised of directors who, at a minimum, meet the director independence requirements set forth in the Corporate Governance Rules of the NYSE applicable to listed companies. Under the NYSE Corporate Governance Rules, no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Nominating and Corporate Governance Committee of the Board undertook its annual review of director independence in February 2004. In the course of this review, the Committee considered transactions and relationships between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other. The purpose of this review was to make an affirmative determination as to the independence of each director and to make a recommendation to the Board.

The basis for a Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement. In this regard, under the NYSE’s Corporate Governance Rules the Board may adopt and disclose categorical standards to assist it in making determinations of independence and may make a general disclosure if a director meets these standards. Any determination of independence for a director who does not meet these standards must be specifically explained.

Categorical Standards to Assist in Independence Determinations.

Accordingly, our Board has adopted the following categorical standards to assist in making director independence determinations. Any relationship or set of facts that falls within the following standards or relationships will not, in itself, preclude a determination of independence:

(1) Charitable donations or pledges. Charitable donations or pledges made to a charitable organization of which a director (or a member of his or her immediate family) is an executive officer or otherwise made at the behest of the director where the amounts donated or pledged for any calendar year do not exceed either $60,000 or 2% of the consolidated gross revenues of the charitable organization.

(2) Commercial banking or investment banking relationships. A situation in which a director or an immediate family member of a director is an employee of a commercial or investment bank that has relationships or dealings with or provides services to the Company that do not cross the bright-line tests referred to in paragraph (4) below.

(3) Ordinary course commercial relationships. A situation in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which CVS has ordinary course business dealings that do not cross the bright-line tests referred to in paragraph (4) below and where the director (or immediate family member) is not directly responsible for or involved in the entity’s business dealings with the Company.

(4) NYSE Listed-Company Bright-Line Tests. Any relationship or set of facts that falls within the standards permitted by the bright-line tests set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual, which are summarized for your convenience in Exhibit B to this proxy statement. (For example: an arrangement whereby a director’s son received a one-time payment of $50,000 for consulting work to CVS in the past year would fall within the range of payment permitted by Section 303A.02(b)(ii) and would not preclude an independence determination for that director).

Determinations Regarding Independence

As a result of this review, the Committee made its affirmative determination and recommendation to the Board, and the Board affirmatively determined, on the basis described below, that each of the directors nominated for election at the annual meeting is independent under our corporate governance guidelines and the NYSE corporate governance rules, with the exception of Messrs. Ryan, Goldstein and Murray.

Mr. Ryan is considered an inside director because of his current employment as chairman and chief executive officer of the Company. Mr. Goldstein is considered a non-independent outside director because of his former employment as chairman and chief executive officer of the Company. Mr. Murray is considered a non-independent outside director because of a former compensation committee interlock situation that existed in 2001 and 2002 (Mr. Ryan served on the Human Resources and Board Governance Committee of FleetBoston Financial Corporation while Mr. Murray was an executive officer of that company).

Except for Ms. Heard, each of our other directors meets our categorical standards for independence laid out above. Ms. Heard meets those categorical standards in all respects except with respect to the charitable donations to United Way of Massachusetts Bay described in “Certain Transactions with Directors and Officers” below. This was considered to be an immaterial departure from our categorical standard for charitable contributions and considered not to impair her independence from management.

Contact with Non-Management Directors

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to: Non-Management Directors, CVS Corporation, One CVS Drive, Woonsocket, RI 02895. Effective February 16, 2004, the Nominating and Corporate Governance Committee approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors shall from time to time review a log of all correspondence received by the Company that is addressed to members of the Board and may request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be promptly brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

CVS has adopted a Code of Conduct that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The CVS Code of Conduct is available on the Company’s website at http://investor.cvs.com, and will be provided to stockholders without charge upon request to the Company’s Corporate Secretary. The Company intends to post amendments to or waivers from its Code of Conduct (to the extent applicable to the Company’s executive officers or directors) at that location on its website.

Committees of the Board

Audit Committee

William H. Joyce, Chair

Thomas P. Gerrity

Marian L. Heard

The Audit Committee met seven times during 2003. Mr. Cornwell was a member of this Committee until April 2003. The Committee is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is “independent” as defined in applicable SEC rules and in the Corporate Governance Rules of the NYSE. In March 2004, the Board designated Dr. Joyce as an audit committee financial expert, as defined under applicable SEC rules. In March 2004, the Board approved a revised charter for the Committee, a copy of which is attached as Exhibit C to this proxy statement, and can also be viewed on the Company’s website at http://investor.cvs.com. Pursuant to its charter, the Committee assists the Board in its oversight of: (i) the integrity of the financial statements of the Company; (ii) the qualifications, independence and performance of the Company’s independent auditor; (iii) the performance of the Company’s internal audit function; (iv) compliance with the Company Code of Conduct; and (v) compliance by the Company with legal and regulatory requirements. The Committee also prepares the Audit Committee report found on page 9 of this proxy statement.

Nominating and Corporate Governance Committee

Sheli Z. Rosenberg, Chair

Marian L. Heard

William H. Joyce

Terry R. Lautenbach

The Nominating and Corporate Governance Committee met four times during 2003. Mr. Murray was a member of the Committee until April 2003. The Committee is presently composed of four directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. In March 2004, the Board approved a revised charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee has responsibility for identifying individuals qualified to become Board members; recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; recommending directors for appointment to Board committees; making recommendations to the Board as to determinations of director independence; evaluating Board performance; and reviewing and assessing the Company’s corporate governance guidelines and overseeing compliance with such guidelines.

Management Planning and Development Committee

Terry R. Lautenbach, Chair

W. Don Cornwell

Sheli Z. Rosenberg

The Management Planning and Development Committee (formerly known as the Compensation Committee) met four times during 2003. Mr. Cornwell joined the Committee in April 2003. The Committee is presently composed of three directors, none of whom is a current or former officer or employee of CVS or its subsidiaries. Each member of the Committee is independent of the Company and management under the standards set forth in the Corporate Governance Rules of the NYSE. In March 2004, the Board approved a revised charter for the Committee, a copy of which can be viewed on the Company’s website at http://investor.cvs.com, and also is available to stockholders without charge upon request to the Company’s Corporate Secretary. Pursuant to its charter, the Committee: (i) oversees the Company’s compensation and benefits policies generally; (ii) evaluates the performance of designated senior executives, including the chief executive officer, and reviews the Company’s management succession plan; (iii) in consultation with the other independent directors of the Company, oversees and sets compensation for the Company’s chief executive officer; (iv) oversees and sets compensation for the Company’s designated senior executives; (v) reviews and recommends to the Board compensation (including stock option grants and other equity-based compensation) for the Company’s directors; and (vi) prepares the Report on Executive Compensation beginning on page 12 of this proxy statement.

Director Compensation

Effective May 2004, CVS will provide the following compensation to our non-employee directors for their services as directors:

Annual fees

•	Each non-employee director will receive an annual retainer of $50,000 (an increase from $40,000 for the 2003-2004 service year) and attendance fees of $2,000 for each Board meeting attended, $1,000 for each telephonic Board meeting attended and $1,000 for each committee meeting attended.

•	Each non-employee director who chairs a committee of the Board will receive an additional retainer of $3,000, except the chair of the Audit Committee, who will receive $6,000 (an increase from $5,000 for the 2003-2004 service year).

Director Stock Plan; Director Fees Payable in Stock

Under the 1996 Directors Stock Plan, non-employee directors receive an annual award of 1,500 shares of common stock for their service during the preceding year (pro rated for partial year service). Effective at the 2004 Annual Meeting, the Company intends to increase this award to 2,000 shares, to be awarded from the 1997 Incentive Compensation Plan if the proposal to amend that Plan is approved, or from the 1996 Directors Stock Plan if such proposal is not approved. Additionally, at least one half of the annual non-employee director retainer fee typically is paid in CVS common stock. Directors may choose to receive all retainer and attendance fees in common stock. A director may also choose to defer receipt of such shares. Deferred shares are credited with dividend equivalents.

As of January 3, 2004, our directors had deferred receipt of shares of common stock as follows: Mr. Cornwell, 11,770 shares; Mr. Gerrity, 7,145 shares; Mr. Goldstein, 9,097 shares; Ms. Heard, 8,463 shares; Dr. Joyce, 17,551 shares; Mr. Lautenbach, 16,945 shares; Mr. Murray, 10,626 shares; and Ms. Rosenberg, 4,814 shares.

Certain Transactions with Directors and Officers

During 2003, the Company and its charitable foundations donated a total of $60,500 to United Way of Massachusetts Bay (in part further to a pledge of $50,000 per year over the 5 years from 2002-2006). Ms. Marian Heard, a director of the Company, is President and Chief Executive Officer of United Way of Massachusetts Bay.

Messrs. Eugene and Larry Goldstein, the sons of Stanley Goldstein, a director of the Company, each own minority interests in entities that lease two drugstores to the Company. CVS has entered into a single store lease with a limited liability company of which Messrs. Eugene and Larry Goldstein each own 30%. During 2003, lease payments to this limited liability company amounted to approximately $179,550. CVS has also entered into a single-store lease with a company of which Messrs. Eugene and Larry Goldstein together own a 20% interest. During 2003 CVS lease payments to this company amounted to approximately $501,000. Both of these transactions were approved in the ordinary course of business by the CVS real estate committee and were reviewed by our Audit Committee. Consequently, CVS believes that the terms of these transactions were determined in an arms-length manner.

In September 2003, a limited liability company of which Messrs. Eugene and Larry Goldstein each own a 24.25% interest purchased a shopping center in which a CVS store is a tenant, pursuant to a lease negotiated with the prior owner. The terms of said lease were unchanged by the purchase of the shopping center. The total amount of the Company’s lease payments in 2003 to the company partly owned by the Goldsteins was approximately $19,300 (annual rent $77,200).

Additionally, in response to changes in the applicable rules, in November 2003 a split dollar insurance arrangement between CVS and Stanley Goldstein, entered into in connection with Mr. Goldstein’s waiver of his rights under the Supplemental Executive Retirement Plan described beginning on page 20, was restructured. Under the revised insurance arrangement, the Company will pay premiums over six years (in the same aggregate amount as under the prior arrangement) and will receive a refund of premium payments beginning no later than 2017.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to CVS’ audited financial statements for the fiscal year ended January 3, 2004 (the “audited financial statements”).

•	The Committee has reviewed and discussed the audited financial statements with management;

•	The Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statements on Auditing Standards No. 61;

•	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from CVS; and

•	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the Board of Directors that the audited financial statements be included in CVS’ Annual Report on Form 10-K for the fiscal year ended January 3, 2004, for filing with the U.S. Securities and Exchange Commission.

William H. Joyce, Chair

Thomas P. Gerrity

Marian L. Heard

Share Ownership of Directors and Certain Executive Officers

The following table shows the share ownership, as of March 1, 2004, of each director, each executive officer named in the Summary Compensation Table appearing on page 16 and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock and, except as described in the footnotes to the table, each person has sole investment and voting power over the shares.

	Ownership of Common Stock (1)
Name	Number		Percent
Chris W. Bodine	268,089	(1)(2)(3)(4)(5)	*
W. Don Cornwell	12,458	(1)(6)	*
Thomas P. Gerrity	47,340	(1)(6)(7)	*
Stanley P. Goldstein	1,161,911	(1)(6)(8)	*
Marian L. Heard	10,728	(1)(6)	*
William H. Joyce	18,943	(1)(6)	*
Terry R. Lautenbach	40,260	(1)(6)	*
Larry J. Merlo	704,622	(1)(2)(3)(4)(5)	*
Terrence Murray	23,811	(1)(6)(9)	*
David B. Rickard	339,075	(1)(2)(3)(4)(5)	*
Sheli Z. Rosenberg	32,574	(1)(6)	*
Thomas M. Ryan	3,219,651	(1)(2)(3)(4)(5)	*
Douglas A. Sgarro	288,248	(1)(2)(3)(4)(5)	*

All directors and executive officers as a group (16 persons)	6,600,708	(6)(7)(8)(9)	1.65%

*	Less than 1%.
(1)	Includes the following shares of common stock not currently owned, but subject to options which were outstanding on March 1, 2004 and were exercisable within 60 days thereafter: Mr. Bodine, 159,954; Mr. Cornwell, 10,000; Mr. Gerrity, 10,000; Mr. Goldstein, 810,000; Ms. Heard, 10,000; Dr. Joyce, 12,310; Mr. Lautenbach, 12,310; Mr. Merlo, 502,596; Mr. Murray, 10,000; Mr. Rickard, 214,724; Ms. Rosenberg, 10,000; Mr. Ryan, 2,503,004; Mr. Sgarro, 186,452 and all directors and executive officers as a group, 4,811,908.
(2)	Includes the following shares of common stock granted under the Company’s 1997 Incentive Compensation Plan which remain subject to certain restrictions as to continued employment and transfer as provided in such plan: Mr. Bodine, 97,815; Mr. Merlo, 114,033; Mr. Rickard, 108,589; Mr. Ryan, 355,428; Mr. Sgarro, 74,098; and all executive officers as a group, 782,574.
(3)	Includes the following shares of common stock which were receivable upon the lapse of restrictions on restricted stock or the exercise of options, but the actual receipt of which was deferred pursuant to the Company’s Deferred Stock Compensation Plan: Mr. Bodine, 9,604; Mr. Merlo, 72,256; Mr. Rickard, 3,057; Mr. Ryan, 299,092; Mr. Sgarro 24,711; and all directors and executive officers as a group, 446,525.
(4)	Does not include approximately 4.5 million shares of ESOP preference stock held as of March 1, 2004 by the ESOP, which was established in 1989. As of December 31, 2003, the last date on which an allocation was made, shares had been allocated as follows: Mr. Bodine, 1,113; Mr. Merlo, 1,008; Mr. Rickard, 183; Mr. Ryan, 1,408; Mr. Sgarro, 266; and all executive officers as a group, 4,986.
(5)	Does not include the following hypothetical shares of common stock held in notional accounts in the Company’s unfunded Deferred Compensation Plan: Mr. Bodine, 1,047; Mr. Merlo, 60; Mr. Rickard, 1,683; Mr. Ryan, 614; Mr. Sgarro, 1,018; and all executive officers as a group, 9,785.
(6)	Does not include the following shares of common stock constituting deferred non-employee director compensation: Mr. Cornwell, 11,770; Mr. Gerrity, 7,145; Mr. Goldstein, 9,097; Ms. Heard, 8,463; Dr. Joyce, 17,551; Mr. Lautenbach, 16,945; Mr. Murray, 10,626; Ms. Rosenberg, 4,814; and all non-employee directors as a group, 86,411.

(7)	Includes 4,000 shares held by a family trust. Mr. Gerrity disclaims beneficial ownership of these shares.
(8)	Includes 40,000 shares held by Mr. Goldstein’s wife and 10,000 shares held by a limited partnership, the general partner of which is a corporation owned by Mr. Goldstein and his wife, and the limited partners of which are the Goldsteins’ adult sons. Mr. Goldstein disclaims beneficial ownership of these shares.
(9)	Includes 4,370 shares held by a charitable foundation and 740 shares held by a family-related limited liability company of which Mr. Murray holds a membership interest. Mr. Murray disclaims beneficial ownership of these shares.

Share Ownership of Principal Stockholders

We have been notified by the persons in the following table that they were the beneficial owners (as defined by the rules of the SEC) of more than 5% of our voting securities as of March 1, 2004. According to the most recent Schedule 13G filed by the beneficial owner with the SEC, these shares were acquired in the ordinary course of business, and were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us.

Title of Class	Name and Address of Beneficial Owner	No. of Shares Beneficially Owned	Percent of Class Owned (1)
Common stock	FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	55,777,302	14.07%

Common stock	Barclays Global Investors, N.A. (3) 45 Fremont Street San Francisco, CA 94105	26,474,270	6.68%

Series One ESOP convertible preference stock	401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies c/o Bank of New York, as Trustee One Wall Street New York, NY 10286	4,505,306	100%

(1)	This calculation is based on all outstanding shares of common stock and ESOP preference stock as of March 1, 2004. FMR Corp., Barclays Global Investors, N.A. and affiliates and the ESOP own shares representing approximately 13.71%, 6.51% and 2.55%, respectively, of the total votes represented by CVS’ voting securities (i.e., the common stock and ESOP preference stock voting as a single class).
(2)	Information based on Schedule 13G filed February 17, 2004. FMR Corp., a parent holding company, and/or its subsidiaries, have sole voting power with respect to 3,894,416 of these shares and sole dispositive power over all of these shares.
(3)	Information based on Schedule 13G filed February 17, 2004. Barclays Global Investors, N.A., and various affiliated bank entities, have sole voting power with respect to 23,280,384 of these shares and sole dispositive power over 23,299,784 of these shares.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Management Planning and Development Committee Report on Executive Compensation

The Management Planning and Development Committee (the “Committee”) has prepared the following report on the executive compensation program in which executive officers, including those named in the Summary Compensation Table on page 16 (the “named executive officers”), participate.

Compensation Policies

The Committee reviews the compensation of executive officers on an ongoing basis, developing and implementing plans to serve the following objectives:

•	Support, communicate and drive achievement of CVS’ business strategies and goals;

•	Attract and retain the highest caliber executive officers by providing compensation opportunities comparable to those offered by other companies with which CVS competes for business and talent;

•	Motivate high performance among executive officers in an entrepreneurial incentive-driven culture;

•	Closely align the interests of executive officers with stockholders’ interests; and

•	Reward results achieved short-term and, in the long-term, stockholder value creation.

The Committee intends that executive officer compensation be determined and administered on the basis of total compensation, rather than on separate free-standing components. The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS’ short- and long-term business and financial strategic goals. A significant amount of total pay for executive officers is comprised of at-risk pay to align executive interests with stockholder interests and directly tie compensation value to performance.

In 2003, the Committee engaged a compensation consulting firm to assist it in the ongoing administration of an executive compensation program for the key CVS management group. The consulting firm analyzed market data and best practices for the key management group, including Mr. Ryan and the other named executive officers. Their salaries and other compensation awards were compared to a core peer group, as well as industry standards, in order to recommend compensation programs and policies that would reflect and enhance CVS’ high-growth strategy. This comparison included compensation levels reported for senior executives of 13 retail companies, of which 2 are drug chains, with sales generally ranging from approximately $11 billion to $52 billion (Wal-Mart was included in the comparison, but had sales of $245 billion). Six of the companies in this survey group are included in the S&P 500 Food & Staples Retail Group Index used in the Stock Performance Graph on page 19. The Committee also reviewed the Company’s 2003 stock price performance and noted that the Company’s total return to stockholders (calculated as set forth under the Stock Performance Graph on page 19) increased 45.9%, compared to a decrease of 1.0% in 2003 for the S&P 500 Food & Staples Retail Group Index as a whole. The 2003 compensation program for CVS’ named executive officers resulted from the Committee’s review of this and other relevant information.

For 2003, executive officer compensation consisted of base salaries, at-risk cash incentives based on annual performance, long-term performance shares and stock options. Total compensation levels for 2003 generally were targeted at the 75th percentile of compensation paid by comparable companies in the survey group. In any one year or period of years, however, actual total compensation levels of executive officers may range well below or above a targeted level based on performance against annual and long-term business objectives and total return to stockholders.

Base Salaries

The Committee periodically reviews the base salaries of designated senior executives, including the Company’s chief executive officer, and considers increases based on corporate profitability, competitive salaries, position responsibility levels and individual qualifications and performance. In 2003, as part of the overall review of the CVS compensation program, salaries of most executive officers were increased in light of market data, as well as to provide merit increases. The Committee generally sought, through these increases, to place such salaries in the range between the 50th and 75th percentile of base salaries in the survey group. Mr. Ryan’s base salary remains at $1,000,000, which became effective April 2001.

Annual Incentive Awards

CVS maintains an annual management incentive plan, administered under the 1997 Incentive Compensation Plan, which rewards corporate employees based on performance relative to predetermined objectives established for the year. The annual incentive paid to each participant under this program for 100% performance relative to annual objectives is known as the “Normal Award.” In 2003 Normal Awards payable in cash (subject to elective deferral) were 170% of base salary for Mr. Ryan and up to 110% of base salary for the other named executive officers. The annual incentive plan provides for larger awards if performance exceeds predetermined objectives and smaller or no awards if performance falls below such objectives.

For 2003, the Committee determined Mr. Ryan’s annual incentive award would be based on pre-established objectives for CVS’ consolidated earnings before interest and taxes (“EBIT”). Based on the Committee’s conclusion that the objectives relating to CVS’ EBIT goal were exceeded, Mr. Ryan’s annual incentive was payable at 200% of his Normal Award for 2003, which was equal to 340% of his base salary. In addition to his regular cash incentive determined based on the EBIT objective, the Committee also made an incremental cash award to Mr. Ryan of 10% of his base salary in recognition of his contribution to CVS’ profitability. Both of these 2003 amounts are reflected in the bonus column for Mr. Ryan in the Summary Compensation Table.

Annual incentive awards for 2003 payable to other named executive officers were based on the same EBIT objectives and, accordingly, were generally payable at a rate of 200% of the Normal Award for 2003. In addition, the Committee made incremental cash awards to certain of the named executive officers in recognition of their outstanding contributions to the profitability of CVS. These amounts are reflected in the bonus column for each of the other named executive officers in the Summary Compensation Table.

Stock Options

The Committee believes strongly in the use of equity-based compensation to help reinforce executives’ focus on the importance of returns to stockholders. Therefore, the Committee has incorporated equity-based incentives into the executive compensation program in several ways. A key element of this program is annual stock option grants. In 2003, the Committee continued its general policy of making annual stock option grants to executives and key employees. Annual stock option grants in 2003 to Mr. Ryan and the other named executive officers are shown in the Summary Compensation Table on page 16 and the Option Grants table on page 17. In 2003, the Committee also granted options to over 1,300 key employees below the executive officer level. The Committee expects to continue to make annual option grants to executive officers and key employees. Additionally, pursuant to a stock option award program for store managers and pharmacists approved in 1999, in 2003 the Committee approved stock option awards for over 11,600 pharmacists and over 4,000 store managers.

Regular annual stock option awards granted in 2003 to executive officers, key employees, store managers and pharmacists generally become exercisable 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

Long-Term Performance Share Plan

The Long-Term Performance Share Plan, which is administered under the Company’s 1997 Incentive Compensation Plan, is intended to encourage executives to balance short-term goals, as reflected in the annual incentive plan, with long-term profit growth. The Plan uses an internal measure of success – return on invested capital (“ROIC”).

The Plan consists of three-year performance cycles, with a new cycle commencing each year. At the beginning of each cycle, participants are awarded an opportunity to earn a target dollar value. At the end of each cycle, the actual dollar value awarded may be higher or lower than the target number, depending upon performance relative to annual ROIC targets. Final awards, if any, will be paid 50% in shares of CVS common stock and 50% in cash (based upon the value of the award earned at the end of the performance cycle). The first full performance cycle of the plan is from 2002 through 2004.

To provide competitive total compensation opportunities, a transitional plan was implemented in 2002, covering the calendar years 2002 and 2003. Goals for the 2002 transitional plan were established at the beginning of 2002, with awards paid in the first quarter of 2003. Goals based on ROIC for the 2003 transitional plan were established at the beginning of 2003, with awards paid in the first quarter of 2004. Payments were made 50% in cash and 50% in CVS shares having a two-year restriction period. Based on ROIC growth relative to the pre-established goal, awards for the 2003 transitional plan were equal to 105.2% of target. The cash portion of these transitional awards is reflected in the all other compensation column and the restricted stock portion of these transitional awards is reflected in the restricted stock column in the Summary Compensation Table for each of the named executive officers.

Partnership Equity Program

The Partnership Equity Program was implemented in 1997 for key management as a major element in CVS’ executive compensation program. The Program is designed to ensure that those executives with significant impact on the future success of CVS have a substantial “at-risk” personal equity investment in CVS common stock. The Committee believes that the Program strongly links the economic interests of key managers with each other and with CVS stockholders, provide future long-term compensation opportunities that are competitive in the external marketplace and that reflect internal responsibility levels, and assure key management stability, retention, motivation and long-term focus on corporate strategy.

Under the Program, certain key managers of CVS, including its executive officers, are given the opportunity to invest in common stock based on their position, responsibilities and potential impact on the creation of long-term stockholder value. The purchase price of shares (set at fair market value at the purchase date) is payable from each participant’s personal funds, without loans or guarantees by CVS, including by application of certain payouts from other compensation programs. For each share purchased (up to approved individual dollar limits), the Committee makes a matching grant of one deferred share; such deferred shares vest at the end of five years if the participant both retains the purchased share for that period and continues to be employed by CVS, subject to accelerated vesting in certain events. Furthermore, the Committee grants stock options at a rate of up to 15 shares subject to option for each share purchased under the Program. The options have an exercise price equal to fair market value on the date of grant and vest in equal installments at the end of years three, four and five following the grant date, again based on continued employment and retention of the purchased shares, subject to accelerated vesting in certain events.

In 2003, the Program continued for newly hired key employees or newly promoted senior executives. Prior year participants continue to have awards vest under the Program, but no additional personal contributions or awards were made.

The Committee does not consider stock holdings, prior option or restricted stock grants, or the appreciation on those holdings or grants when making option, restricted stock, Long-Term Performance Share Plan or Partnership Equity Program award determinations.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee’s policy is to generally preserve corporate tax deductions by qualifying compensation paid over $1 million to named executive officers as performance-based compensation. To this end, in 1997 the Board adopted and stockholders approved the 1997 Incentive Compensation Plan, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. Maintaining tax deductibility is but one consideration among many – and is not the most important consideration – in the design of the compensation program for senior executives. The Committee may, from time to time, conclude that compensation arrangements are in the best interest of CVS and its stockholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

Terry R. Lautenbach, Chair

W. Don Cornwell

Sheli Z. Rosenberg

Summary Compensation Table

The following Summary Compensation Table shows information about the compensation received by CVS’ Chief Executive Officer and each of the four other most highly compensated executive officers of CVS during the 2003 fiscal year for services rendered to the Company in all capacities during the three fiscal years ended January 3, 2004.

	Annual Compensation				Long Term Compensation
Awards
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)(3)	All Other Compen- sation ($)(4)
Thomas M. Ryan Chairman of the Board, President and Chief Executive Officer	2003 2002 2001	1,000,000 1,000,000 993,750	3,500,000 1,750,000 —	— — —	1,551,727 1,384,500 —	450,000 450,000 306,062	1,678,339 1,488,971 192,080
David B. Rickard Executive Vice President, Chief Financial Officer and Chief Administration Officer	2003 2002 2001	617,500 595,000 595,000	1,400,000 750,000 —	— — —	263,026 213,023 —	80,000 75,000 73,826	338,120 228,421 68,417
Larry J. Merlo Executive Vice President—Stores	2003 2002 2001	513,750 495,000 495,000	1,200,000 510,000 —	— — —	263,026 213,023 —	80,000 75,000 69,822	276,912 226,148 11,173
Chris W. Bodine (5) Executive Vice President— Merchandising and Marketing	2003 2002	502,500 450,000	1,200,000 595,000	— — —	263,026 213,023	80,000 85,000	323,812 243,412
Douglas A. Sgarro (6) Executive Vice President— Strategy and Chief Legal Officer; President, CVS Realty Co.	2003 2002 2001	413,750 395,000 390,000	672,000 380,000 —	— — —	210,436 159,755 —	55,000 55,000 46,863	259,386 171,920 36,514

(1)	Any perquisites and other personal benefits received from the Company by any of the named executive officers were less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual’s cash compensation). Mr. Ryan and his spouse are required to use the Company’s aircraft for all air travel, personal as well as business, pursuant to the Company’s executive security policy. Because the security policy is for the benefit of the Company, the costs associated with such personal travel are not included in this column. However, the Company is voluntarily reporting in this footnote that the incremental costs associated with such travel were $135,000, $127,004 and $133,799 in 2003, 2002 and 2001, respectively. In addition, the value to Mr. Ryan of personal use of the Company’s aircraft, calculated in accordance with IRS regulations, is disclosed in the all other compensation column of the table and described in footnote 4.
(2)

Recipients of restricted stock grants typically forfeit such stock if they cease to be employees of CVS prior to vesting, subject to accelerated vesting in certain events. Based on the number of shares of restricted stock held at the end of a period, dividends are paid at the same rate as paid to all stockholders from the date of the award. The disclosed restricted stock awards were granted pursuant to the CVS Long Term Performance Share Plan that vests on the second anniversary of the date of grant based on continued employment. For 2003, reflects the fair market value as of the February 2004 date of grant of the restricted stock portion of the 2003 Long Term Performance Share Plan transitional period award. For 2002, reflects the fair market value as of the March 2003 date of grant of the restricted stock portion of the 2002 Long Term Performance Share Plan transitional period award, which had not been granted at the time of the printing of last year’s proxy and therefore, in accordance with SEC rules, was not included in last year’s table. The following persons’ aggregate holdings of restricted stock had a fair market value as follows (based on a per share price of $36.11, the average of the high and low sale prices of the common stock as reported by the NYSE on January 2, 2004, the last trading day of our fiscal year, and with respect to the February 2004 grant, $37.645, the fair market value on February 13, 2004, the last trading day prior to the date of grant): Mr. Ryan, 280,428 restricted shares having a market value of $10,189,528; Mr. Rickard, 93,432 restricted shares having a market value of $3,384,555; Mr. Merlo, 99,033 restricted shares having a market value of $3,586,807; Mr. Bodine, 82,815 restricted shares having a market value of $3,001,175; and Mr. Sgarro, 62,098 restricted shares having a market value of $2,250,940.

(3)	Regular annual options granted in 2003, 2002 and 2001 become exercisable in three annual installments beginning on the second anniversary of the grant; options granted on January 2, 2002 in lieu of 2001 discretionary cash awards to Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro are shown for 2001 and become exercisable in three equal annual installments beginning on the first anniversary of the grant; and options granted on 35,000 shares in January 2002 to Mr. Bodine in connection with his promotion become exercisable in three annual installments beginning on the second anniversary of the grant.
(4)	For 2003 this amount includes the following CVS contributions to the 401(k) and the ESOP: 401(k) cash match equal to $9,800 and an ESOP preference stock match equal to 2.39 shares valued at $200 (based on an ESOP preference share price of $83.58 per share) for each of Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro. Includes CVS matching contributions credited to notional accounts in the unfunded Deferred Compensation Plan equal to $41,976 for Mr. Ryan, $58,375 for Mr. Rickard, $2,000 for Mr. Merlo, $48,972 for Mr. Bodine and $37,675 for Mr. Sgarro. Also includes cash portion of the Long-Term Performance Share Plan 2003 transitional period values of $1,551,700 for Mr. Ryan, $263,000 for Messrs. Rickard, Merlo, and Bodine, and $210,400 for Mr. Sgarro. Also includes imputed income in connection with life insurance programs of $9,935 for Mr. Ryan, $6,745 for Mr. Rickard, $1,912 for Mr. Merlo, $1,840 for Mr. Bodine and $1,311 for Mr. Sgarro. Also includes imputed income of $10,875, $10,502 and $10,135 in 2003, 2002 and 2001, respectively, associated with financial planning services for Mr. Ryan, and imputed income of $53,853, $72,744 and $67,587 in 2003, 2002 and 2001, respectively, associated with Mr. Ryan’s personal use of the company’s aircraft, calculated pursuant to IRS regulations. The Company does not reimburse Mr. Ryan or the other executive officers for any additional taxes they have incurred or may incur on this imputed income.
(5)	Mr. Bodine was promoted in February 2002.
(6)	Mr. Sgarro was promoted in March 2004. His previous titles were Senior Vice President and Chief Legal Officer; President, CVS Realty Co.

Stock Options

Option Grants for Fiscal Year Ending January 3, 2004

The following table shows the stock options awarded to the named executive officers for fiscal 2003.

	Individual Grants				Present Value on Date of Grant ($)(3)
Name	No. of Securities Underlying Options Granted (#)(1)	Percentage of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($)	Expiration Date
Thomas M. Ryan	450,000	7.03%	25.125	1/9/2013	4,657,500
David B. Rickard	80,000	1.25	25.125	1/9/2013	828,000
Larry J. Merlo	80,000	1.25	25.125	1/9/2013	828,000
Chris W. Bodine	80,000	1.25	25.125	1/9/2013	828,000
Douglas A. Sgarro	55,000	0.86	25.125	1/9/2013	569,250

(1)	Annual stock options become exercisable as follows: 50% on second anniversary of the date of grant; 25% on third and fourth anniversaries of the date of grant.
(2)	Based on options to purchase 6,400,705 shares granted to all employees during 2003.
(3)	The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of factors in calculating an option’s hypothetical present value. Factors used to value options granted which expire on January 9, 2013 include the stock’s expected volatility rate of 37.39%, a projected dividend yield of 0.96% and a risk-free rate of return of 3.79%. All grants assume a projected time of exercise of 7 years. There is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

Aggregated Option Exercises in Fiscal Year Ending January 3, 2004 and Year-End Option Values

The following table shows, for the named executive officers, the stock options exercised during fiscal 2003 and the values of unexercised options as of fiscal year end.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1) Exercisable/Unexercisable	Value of Unexercised In-the Money Options at Fiscal Year-End ($)(1) Exercisable/Unexercisable
Thomas M. Ryan	0	0	2,390,504/868,688	16,826,642/6,450,460
David B. Rickard	0	0	192,224/202,362	330,180/1,159,859
Larry J. Merlo	90,168	1,823,836	480,096/159,108	3,065,155/1,151,608
Chris W. Bodine	8,700	108,359	144,954/154,169	360,814/1,190,642
Douglas A. Sgarro	0	0	170,202/111,455	539,724/798,724

(1)	The value of unexercised in-the-money options at fiscal year-end assumes a fair market value of the common stock of $36.11, the average of the high and low sale prices of the common stock as reported by the NYSE on January 2, 2004, the last trading day of our fiscal year. The actual amount, if any, realized upon exercise will depend upon the market price of the common stock at the time of exercise. There is no assurance that the value of unexercised in-the-money stock options will be as shown above.

Long-Term Incentive Plan

The following table shows, for each named executive officer, potential future payouts for the 2003-2005 performance period under the Company’s Long-Term Performance Share Plan. Actual payouts are based on the Company’s return on invested capital growth during the period, and may range from no award to the maximum amount shown in the table.

		Potential Future Payout (1)
Name	Performance or Other Period	Threshold	Target	Maximum
Thomas M. Ryan	2003-2005	$825,000	$3,300,000	$4,950,000
David B. Rickard	2003-2005	150,000	600,000	900,000
Larry J. Merlo	2003-2005	150,000	600,000	900,000
Chris W. Bodine	2003-2005	150,000	600,000	900,000
Douglas A. Sgarro	2003-2005	125,000	500,000	750,000

(1)	The potential future payout represents the total award value in dollars; actual payment, if any, will be awarded half in stock and half in cash. The number of shares to be awarded will be determined using the fair market value at the time of payment.

Stock Performance Graph

Comparison of Five Year Cumulative Total Stockholders’ Return Among CVS, S&P 500 Index and S&P 500 Food & Staples Retail Group Index

The following graph shows changes over the past five-year period in the value of $100 invested in: (1) our common stock; (2) Standard & Poor’s (“S&P”) 500 Index; and (3) the S&P 500 Food & Staples Retail Group Index (formerly known as the Food & Drug Retail Group Index), which includes 10 retail companies.

CVS Corporation

Comparison of Cumulative Total Return to Stockholders

December 31, 1998 through December 31, 2003

	Year End
	1998	1999	2000	2001	2002	2003	Compound Annual Return Rate
CVS Corporation	$100	$73	$110	$55	$47	$68	-7.5%
S&P 500 (1)	100	121	110	97	76	97	-0.6%
S&P 500 Food & Staples Retail Group Index (1)(2)	100	70	96	74	61	60	-9.6%

(1)	Index includes CVS.
(2)	Index was formerly known as the S&P 500 Food & Drug Retail Group Index and includes Albertson’s, Costco, CVS, Kroger, Safeway, Supervalue, Sysco, Wal-Mart, Walgreen and Winn-Dixie.

The year-end values of each investment shown in the preceding graph are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath the graph.

Certain Executive Arrangements

Employment Agreements with Named Executive Officers

CVS has entered into employment agreements with each of the named executive officers. The employment agreements provide for an initial employment term of three years, automatically renewed for a one-year term at the end of the initial term and each one-year renewal term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then current term. The employment agreements generally provide for payment of an annual base salary, subject to review for increase at the discretion of the Management Planning and Development Committee. The employment agreements also generally provide for (i) continued payment of base salary, target cash bonuses and other benefits for 36 months in the case of Mr. Ryan, and for 24 months in the case of all other named executive officers (or a lump sum equal to three times salary plus target bonuses in the case of a change in control) in the event the executive’s employment is terminated by CVS without “cause” or voluntarily by the executive due to a “constructive termination without cause”; (ii) non-competition for a period of 18 months subsequent to a voluntary termination of employment if CVS elects to continue paying 50% of the executive’s base salary during such period; (iii) other restrictive covenants including nondisclosure, non-solicitation of employees and availability for litigation support; (iv) participation in certain benefit plans and programs (including life insurance and medical benefits); (v) annual and long-term incentive compensation opportunities; and (vi) deferred compensation arrangements. The employment agreements of the named executives also provide minimum guidelines for target annual incentives as a percent of their base salaries.

A “change in control” is defined to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS’ board of directors, certain mergers and consolidations of CVS or a significant subsidiary and the sale or disposition of all or substantially all the consolidated assets of CVS. “Constructive termination without cause” is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Ryan (or, in the case of all other named executive officers, following a change in control), material breach of the employment agreement by CVS, or, in the case of Mr. Ryan, failure to extend the term of the employment agreement to his 60th birthday. “Cause” is defined generally as a breach of the restrictive covenants, felony convictions, or willful gross neglect or gross misconduct resulting in material harm to CVS.

If payments under the employment agreements following a change in control are subject to the “golden parachute” excise tax, CVS will make a “gross-up” payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as if such excise tax had not applied. CVS will indemnify the executives to the fullest extent permitted by law, including advancing expenses, and will reimburse an executive for expenses incurred in seeking enforcement of the employment agreement if he prevails or, after a change in control, if the executive’s assertion of rights is in good faith and not frivolous.

Supplemental Executive Retirement Plan

CVS maintains a Supplemental Executive Retirement Plan for Select Senior Management of the Company (the “Supplemental Retirement Plan”). The Supplemental Retirement Plan is designed to increase the retirement benefits of selected executive employees. In connection with the Company’s restructuring during 1996, the Supplemental Retirement Plan was amended to create a new benefit formula (the “New Benefit Formula”). Under the New Benefit Formula, executives selected for participation (including each of the named executive officers and certain other executives) will receive an annual benefit commencing on the later of age 55 or retirement, equal to 1.6% of a three-year average of final compensation (as defined in the Supplemental Retirement Plan) for each year of service (including credited years of service under the Supplemental Retirement Plan prior to amendment) up to 30 years, or a maximum benefit of 48% of final compensation, with no offset for any amounts provided by CVS’ qualified plans, social security or other retirement benefits. Except in the event of death or a change in control (as defined) or as provided in the employment agreements referred to above, no benefits are payable to an eligible executive until he or she terminates employment. After termination of employment, benefits will be payable (i) immediately, if the executive is age 55 or older at the time of termination, regardless of years of service, or (ii) upon reaching age 55, if the executive is younger than 55 at the time of termination and five or more years of Company service were completed prior to termination.

The following table shows the approximate amounts of annual retirement income that would be payable under the New Benefit Formula to executives covered by it based on various assumptions as to compensation and years of service, assuming benefits are computed under a straight life annuity formula and retirement after attaining age 55 and meeting the service requirements.

	Estimated Amount of Retirement Benefits Based Years of Service
Compensation	5	10	15	20	25	30
$ 750,000	$ 60,000	$120,000	$180,000	$ 240,000	$ 300,000	$ 360,000
$1,000,000	$ 80,000	$160,000	$240,000	$ 320,000	$ 400,000	$ 480,000
$1,250,000	$100,000	$200,000	$300,000	$ 400,000	$ 500,000	$ 600,000
$1,750,000	$140,000	$280,000	$420,000	$ 560,000	$ 700,000	$ 840,000
$2,250,000	$180,000	$360,000	$540,000	$ 720,000	$ 900,000	$1,080,000
$2,750,000	$220,000	$440,000	$660,000	$ 880,000	$1,100,000	$1,320,000
$3,250,000	$260,000	$520,000	$780,000	$1,040,000	$1,300,000	$1,560,000

Final compensation for purposes of the New Benefit Formula is the average of the executive’s three highest years of annual salary and bonus out of the last ten years of service. For this purpose, salary and bonus are the amounts shown in the salary and bonus columns of the Summary Compensation Table. The estimated credited years of benefit service for Messrs. Ryan, Rickard, Merlo, Bodine and Sgarro as of December 31, 2003 were 29, 4, 25, 17 and 6 years, respectively. Mr. Ryan’s estimated credited years of service have been adjusted by one year to reflect a prior period of service. Enhanced benefits are payable in a lump sum upon termination of employment following a change in control.

As of January 1, 2004, Mr. Ryan had accrued an annual benefit of $1,216,870, and the lump sum value of such benefit was $18,764,138 based on assumptions specified in the Supplemental Retirement Plan, and reflecting Mr. Ryan’s waiver of his rights to $1,000,000 of that lump sum value.

Benefits under the New Benefit Formula are generally payable in annual installments for the life of the executive, but joint and survivor forms of payment of equivalent actuarial value may be elected.

ITEM 1:	ELECTION OF DIRECTORS

Our Board of Directors has nominated 9 directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.

Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

Biographies of our Board Nominees

W. Don Cornwell	Director since 1994	Age 56

Mr. Cornwell has been Chairman of the Board and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company, since February 1988. Mr. Cornwell is a director of Pfizer, Inc., Avon Products, Inc., The Telecommunications Development Fund and The Wallace Foundation.

Thomas P. Gerrity	Director since 1995	Age 62

Mr. Gerrity has been Professor of Management at The Wharton School of the University of Pennsylvania since 1990. From 1990 to June 1999, he also served as Dean of The Wharton School. Mr. Gerrity is a director of Fannie Mae, Sunoco, Inc., Hercules, Inc., Knight-Ridder, Inc. and Internet Capital Group, Inc.

Stanley P. Goldstein	Director since 1984	Age 69

Mr. Goldstein is a retired founder of CVS. From January 1987 to April 1999, Mr. Goldstein was Chairman of the Board of the Company, and from January 1987 to May 1998, he was Chief Executive Officer of the Company. Mr. Goldstein is a director of Linens ‘n Things, Inc. and Footstar, Inc.

Marian L. Heard	Director since 1999	Age 63

Ms. Heard has been President and Chief Executive Officer of the United Way of Massachusetts Bay and Chief Executive Officer of United Ways of New England, each a social service agency, since February 1992. Ms. Heard is a director of Blue Cross & Blue Shield of Massachusetts, FleetBoston Financial Corporation, Liberty Mutual Insurance Company and The New England Aquarium, and is a trustee of the Dana-Farber Cancer Institute.

William H. Joyce	Director since 1994	Age 68

Dr. Joyce has been Chairman and Chief Executive Officer of Nalco Company, a leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications, from November 2003 to the present. From May 2001 to October 2003, Dr. Joyce was Chairman and Chief Executive Officer of Hercules, Incorporated, a global manufacturer of chemical specialties. From February 2001 to May 2001, Dr. Joyce was Vice Chairman of the Board of The Dow Chemical Company. From January 1996 to February 2001, he was Chairman of the Board and Chief Executive Officer of Union Carbide Corporation.

Terry R. Lautenbach	Director since 1991	Age 65

Mr. Lautenbach is retired. From 1988 to 1992, he served as Senior Vice President of IBM Corporation, a multinational advanced information technology company, where he was responsible for worldwide manufacturing and product development and North American marketing and services. Mr. Lautenbach is a director of Varian Associates, Inc. and Footstar, Inc.

Terrence Murray	Director since 1996	Age 64

Mr. Murray is retired. From May 1982 to December 2002, Mr. Murray was Chairman of FleetBoston Financial Corporation and its predecessors (“FleetBoston”), a financial services institution, and served as Chief Executive Officer of FleetBoston from May 1982 to December 2001. Mr. Murray is a director of A.T. Cross Company, Air Products and Chemicals, Inc. and ChoicePoint, Inc., and is a trustee of Brigham and Women’s Hospital and the Museum of Fine Arts, Boston.

Sheli Z. Rosenberg	Director since 1997	Age 62

Ms. Rosenberg is the retired President, Chief Executive Officer and Vice Chairman of Equity Group Investments, L.L.C., a privately held real estate investment firm. Ms Rosenberg was Vice Chairman of Equity Group Investments from January 2000 to October 2002, and from 1994 to January 2000, she served as President, Chief Executive Officer and a director of Equity Group Investments. Ms. Rosenberg is a director of Cendant Corporation, Manufactured Home Communities, Inc. and Ventas, Inc. and a trustee of Equity Residential Properties Trust and Equity Office Properties Trust.

Thomas M. Ryan	Director since 1996	Age 51

Mr. Ryan has been President and Chief Executive Officer of CVS Corporation since May 1998 and Chairman of CVS Corporation since April 1999; he has also been President and Chief Executive Officer of CVS Pharmacy, Inc. since 1994. Mr. Ryan is a director of FleetBoston Financial Corporation, Reebok International Ltd. and Yum! Brands, Inc., and a trustee of the University of Rhode Island and Brown University Medical Corporation.

The Board of Directors recommends the ELECTION of all nominees.

ITEM 2:	AMENDMENT OF THE COMPANY’S 1997 INCENTIVE COMPENSATION PLAN

The Company’s equity compensation plans approved by our stockholders include the 1996 Directors Plan, the 1997 Incentive Compensation Plan and the 1999 Employee Stock Purchase Plan.

The following table summarizes information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of January 3, 2004.

Shares in thousands	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders (1)	27,079,000	$35.53	16,652,000
Equity compensation plans not approved by stockholders	—	—	—

Total	27,079,000	$35.53	16,652,000

(1)	The number of shares available for delivery under the 1997 Incentive Compensation Plan is subject to adjustment by 9.4% of the number of shares of common stock issued or delivered by the Company during the term of the Plan (excluding any issuance or delivery in connection with awards, or any other compensation or benefit plan of the Company).

In April 1996, our stockholders approved our 1996 Directors Stock Plan (the “Directors Plan”), which permits CVS to provide equity awards to eligible non-employee directors. The Directors Plan has permitted the Company to compete with other organizations in attracting and retaining the services of directors of exceptional talent who are able to make important contributions to CVS. According to its terms, the Directors Plan is due to expire on the tenth anniversary of the adoption of the Plan, which is April 2006.

Under the Directors Plan, our non-employee directors have received the annual stock grants described on page 8. Additionally, each non-employee director typically receives at least one half of his or her annual retainer fee in the form of a stock award. Non-employee directors may elect and have elected to take additional retainer and/or meeting fees in the form of stock awarded from the Directors Plan. Furthermore, in 2001 each of our non-employee directors elected to receive stock options from the Directors Plan in lieu of all meeting and retainer fees for the 2001-2002 service year.

It is now anticipated that the present number of shares available for grant under the Directors Plan will not be sufficient to meet the Company’s needs for awards that are presently planned to be granted or elected to be received following our annual meeting in 2004. As of March 1, 2004, there were 346,460 shares authorized for issuance under the Directors Plan, of which 301,145 shares were subject to outstanding awards, and 45,315 shares were available for new awards.

Rather than proposing an amendment to the Directors Plan to allow for the issuance of additional shares under the Directors Plan, the Board has recommended that the Company’s 1997 Incentive Compensation Incentive Plan (the “Incentive Plan”) be amended to allow non-employee directors to receive awards under the Incentive Plan. The Incentive Plan is the only compensation plan under which the Company presently grants stock options, restricted stock and other equity-based awards to its employees. Awards under the Incentive Plan have enabled and will continue to enable CVS to attract and retain key employees and enable those employees to acquire and/or increase their proprietary interest in CVS, thereby aligning their interests with the interests of CVS’ stockholders. The Company believes that the Incentive Plan has sufficient shares available for awards so that the relatively small awards to non-employee directors will not materially accelerate the depletion of the Incentive Plan.

As amended, each non-employee director of the Company will receive an annual stock award of 2,000 shares under the Incentive Plan (prorated in the event of a partial year of service). Non-employee directors will also be eligible to receive other Awards (as defined below) under the Incentive Plan. Directors will be allowed to elect to defer any Awards under the Incentive Plan. Non-employee directors previously received such awards under the 1996 Directors Stock Plan, which will be retired if this proposal is approved.

In addition, in response to changes in NYSE rules, the Incentive Plan is being amended to include an expiration date for the Plan. Unless further extended by a vote of the stockholders, the Incentive Plan will expire on April 17, 2011.

On November 5, 2003, the Management Planning and Development Committee recommended approval of an amendment allowing awards to non-employee directors under the Incentive Plan. Also on November 5, 2003, the full Board of Directors approved the amendment, subject to stockholder approval, resolved that the amendment be submitted to a vote of the stockholders, and recommended that you vote FOR approval of the amendment. In the event our stockholders approve this proposal, the 1996 Directors Stock Plan will be retired, and no further awards will be made from that Plan. Therefore, in the aggregate, fewer shares will be available for stock awards following the approval of this amendment. As of March 1, 2004, the closing sale price of CVS common stock on the NYSE was $37.69.

The following is a brief description of the material features of the Incentive Plan. The full text of the Incentive Plan as proposed to be amended is set forth in Exhibit D to this Proxy Statement. The description set forth below is qualified in its entirety by reference to Exhibit D.

Types of Awards. The terms of the Incentive Plan provide for grants of stock options, restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property (“Awards”).

Shares Subject to the Incentive Plan; Annual Per-Person Limitations. As amended on April 18, 2001, under the Incentive Plan the total number of shares of CVS common stock reserved and available for delivery to participants in connection with Awards was (i) 24.5 million, plus (ii) the number of shares of CVS common stock remaining available under certain preexisting plans on the date of initial approval, plus (iii) the number of shares of CVS common stock subject to awards under those preexisting plans which become available (generally due to cancellation or forfeiture) after the date of initial approval, plus (iv) 9.4% of the number of shares of CVS common stock issued or delivered by CVS after the effective date of the Incentive Plan (excluding any issuance or delivery in connection with Awards, or any other compensation or benefit plan of CVS); provided, however, that the total number of shares of CVS stock with respect to which incentive stock options (“ISOs”) may be granted shall not exceed 4 million and the total number of shares of restricted stock, deferred stock, stock awarded as a bonus or in lieu of an obligation, and other stock-based awards awarded under the Incentive Plan shall not exceed 9 million shares. As of March 1, 2004, as a result of adjustments made pursuant to (ii) – (iv) above, there were approximately 43 million shares authorized for issuance under the Incentive Plan, of which approximately 26.3 million shares were subject to outstanding Awards and approximately 16.7 million shares were available for new Awards. If the amendment to the Incentive Plan is approved, the aggregate number of shares issuable under the Incentive Plan will not be increased. The total number of shares issuable under the Incentive Plan will remain subject to adjustment as set forth in the Incentive Plan, including pursuant to (ii)—(iv) above. Any shares of CVS stock delivered under the Incentive Plan may consist of authorized and unissued shares or treasury shares. CVS stock subject to an Award that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant, including CVS stock withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will again be available for Awards under the Incentive Plan.

The Incentive Plan imposes individual limitations on the amount of certain Awards. During any fiscal year the number of options, shares of restricted stock, shares of deferred stock, shares of CVS stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant shall not exceed 1.5 million shares for each type of such Award, subject to adjustment in certain circumstances. The maximum cash amount that may be earned as a final annual incentive award or other annual cash Award in respect of any fiscal year by any one participant is $5 million, and the maximum cash amount that may be earned as a final performance award or other cash Award in respect of a performance period other than an annual period by any one participant on an annualized basis is $5 million.

The Management Planning and Development Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the Incentive Plan and subject to outstanding Awards (including adjustments to exercise prices and number of shares of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the CVS stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, accounting principles, or other special events.

Eligibility. Executive officers and other officers and employees of CVS or any subsidiary, and any person who is a director of CVS, shall be eligible to be granted Awards under the Incentive Plan as proposed to be amended. It is anticipated that approximately 15,000 persons will be eligible to receive Awards under the Incentive Plan.

Administration. The Incentive Plan is administered by the Management Planning and Development Committee of the Board of the Directors (the “Committee”), except to the extent the Board elects to administer the Incentive Plan. Subject to the terms and conditions of the Incentive Plan, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of CVS stock or dollar amounts to which Awards will relate, specify times at which Awards will be exercisable (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Incentive Plan, and make all other determinations that may be necessary or advisable for the administration of the Incentive Plan. The Incentive Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Incentive Plan.

Stock Options. The Committee is authorized to grant stock options, including both ISOs that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs). The exercise price per share subject to an option is determined by the Committee, but must not be less than the fair market value of a share of CVS stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally is fixed by the Committee, except no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, CVS stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Committee may determine from time to time.

Stock Appreciation Rights. Effective April 18, 2001, the Committee is no longer authorized to grant stock appreciation rights (SARs) or limited SARs under the Incentive Plan.

Repricing. The Committee shall not, without further approval of CVS stockholders, grant any options under the Incentive Plan that would constitute a “repricing” of such options and thereby trigger the disclosure obligation under Item 402(i) of Regulation S-K or any successor provision.

Restricted and Deferred Stock. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of CVS stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a restricted period specified by the Committee. Restricted and deferred stock typically vests over a three year period, or if based on performance requirements typically vests over a minimum period of one year. A participant granted restricted stock generally has all of the rights of a stockholder of CVS, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Committee. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on an accrual basis, cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another Award, may be paid currently or on an accrued basis, and, if accrued, may be deemed to have been reinvested in additional shares, Awards, or other investment vehicles specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares of stock granted in lieu of cash compensation shall be reasonable, as determined by the Committee.

Other Stock-Based Awards. The Incentive Plan authorizes the Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of CVS or any other factors designated by the Committee, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards. Other stock-based awards typically vest over a three year period, or if based on performance requirements typically vest over a minimum period of one year.

Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. In addition, the Incentive Plan authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of pre-established performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and four other most highly compensated executive officers, will, if so intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by CVS under Internal Revenue Code (the “Code”) Section 162(m).

The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) targeted level(s) of performance with respect to each business criterion. In the case of performance awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the Incentive Plan, although for other participants the Committee may specify any other criteria. The business criteria specified in the Incentive Plan are: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; or operating earnings; (9) total stockholder return; or (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, Standard & Poor’s 500 Stock Index or a group of comparable companies.

In granting annual incentive or performance awards, the Committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or other performance period (or such other period as permitted under Code Section 162(m)), the Committee will determine who will potentially receive annual incentive or performance awards for that fiscal year or other performance period, either out of the pool or otherwise. After the end of each fiscal year or other performance period, the Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive or performance awards payable to each participant in the pool, and the amount of any potential annual incentive or performance award otherwise payable to a participant. The Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under Code Section 162(m).

Subject to the requirements of the Incentive Plan, the Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

Other Terms of Awards. Awards may be settled in the form of cash, CVS stock, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of CVS’ obligations under the Incentive Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes.

Awards under the Incentive Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the Incentive Plan, awards under other plans of CVS, or other rights to payment from CVS, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

Unless the Award agreement specifies otherwise, the Committee may cancel or rescind Awards if the participant fails to comply with certain non-competition, confidentiality, intellectual property or other covenants. For instance, Awards may be canceled or rescinded if the participant engages in competitive activity while employed with CVS or within a specified period following termination of employment.

Acceleration of Vesting. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a “change in control” of CVS except to the extent otherwise determined by the Committee at the date of grant. In addition, the Committee may provide that performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. Upon a change in control, except to the extent otherwise determined by the Committee at the date of grant, options may at the election of the participant be cashed out based on a defined “change in control price,” which will be the higher of (i) the cash and fair market value of property that is the highest price per share of CVS stock paid (including extraordinary dividends) in any change in control or liquidation of shares of CVS stock following a sale of substantially all of the assets of CVS, or (ii) the highest fair market value per share of CVS stock (generally based on market price) at any time during the 60 days before and 60 days after a change in control. “Change in control” is defined in the Incentive Plan to include a variety of events, including significant changes in the stock ownership of CVS or a significant subsidiary, changes in CVS’ board of directors, certain mergers and consolidations of CVS or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of CVS.

Amendment and Termination of the Incentive Plan. The Board may amend, alter, suspend, discontinue, or terminate the Incentive Plan or the Committee’s authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted, or if the amendment increases the number of shares of stock reserved and authorized for issuance in connection with Awards, materially modifies the requirements as to eligibility for participation in the Incentive Plan, or materially increases the benefits accruing to participants. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the Incentive Plan. Unless earlier terminated by the Board or extended by the stockholders, the Incentive Plan will have a term that expires on April 17, 2011, after which no further Awards may be made, provided, however, that the provisions of the Plan shall continue to apply to Awards made prior to such date. Additionally, the Incentive Plan will terminate at such time as no shares remain available for issuance under the Incentive Plan and CVS has no further rights or obligations with respect to outstanding Awards under the Incentive Plan.

Federal Income Tax Implications of the Incentive Plan. The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the Incentive Plan.

The grant of an option will create no tax consequences for the participant or CVS. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

CVS generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. CVS generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, CVS will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods prior to disposition of the shares.

With respect to Awards granted under the Incentive Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. CVS generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property, the participant would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days of the receipt of the shares or other property. CVS generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G and, to such extent, will be non-deductible by CVS and subject to a 20% excise tax by the participant. The foregoing summary of the federal income tax consequences in respect of the Incentive Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

* * *

The Board of Directors recommends a vote FOR approval of the amendment allowing awards to non-employee directors under the 1997 Incentive Compensation Plan.

ITEM 3:	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending January 1, 2005, and recommended to our full Board of Directors that it approve that appointment. We are submitting the appointment by the Committee to you for your ratification. KPMG audited the Company’s financial statements for the fiscal year ended January 3, 2004. The following summarizes the fees paid to KPMG for services rendered during fiscal 2003 and 2002.

Audit Fees

The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2003 fiscal year, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings for the 2003 fiscal year were approximately $1,065,000, compared to $1,040,000 for the 2002 fiscal year.

Audit-Related Fees

The aggregate fees billed for services rendered by KPMG for audit and other services that are typically performed by auditors, including audits of our employee benefit plans and our charitable foundations and professional services to assist management in planning, organizing and reviewing certain items that will be required to fulfill management’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002, were approximately $521,000 in 2003, compared to $323,000 in 2002.

Tax Fees

The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning, including services in connection with our state tax projects and tax returns, were approximately $78,000 in 2003, compared to $272,000 in 2002.

All Other Fees

KPMG did not render any services to CVS during the 2003 or 2002 fiscal years other than those services described above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees” (2002 fees that were categorized as “All Other Fees” in our 2003 proxy statement having been re-categorized as “Audit”, “Audit-Related” or “Tax Fees” under revised SEC rules).

Fee Approval Policy

All audit-related services, tax services and other services were pre-approved by the Audit Committee. The Audit Committee has considered whether KPMG’s provision of services other than services rendered in connection with the audit of CVS’ annual financial statements is compatible with maintaining KPMG’s independence. The Audit Committee’s audit fee approval policy provides for pre-approval of audit, audit-related and tax services that are specifically described on an annual basis by the Committee and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Representatives of KPMG will be at the Annual Meeting to answer your questions and will have the opportunity to make a statement if they so desire.

If you do not ratify the appointment of KPMG LLP, the Board of Directors will reconsider its appointment.

The Board of Directors recommends a vote FOR this proposal.

ITEM 4:	STOCKHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

On or about November 10, 2003, the Company received the following proposal from The United Brotherhood of Carpenters Pension Fund (the “Carpenters”), 101 Constitution Avenue, N.W., Washington, DC 20001, beneficial owners of approximately 6,600 shares of the Company’s stock. In accordance with SEC rules, we are reprinting the proposal and supporting statement (collectively, the “Carpenters Proposal”) in this proxy statement as they were submitted to us (and as permitted to be modified by the SEC):

“Resolved, that the shareholders of CVS Corporation (“Company”) request that the Company’s Board of Directors and its Executive Compensation Committee replace the current system of compensation for senior executives with the following “Commonsense Executive Compensation” program including the following features:

(1) Salary – The chief executive officer’s salary should be targeted at the mean of salaries paid at peer group companies, not to exceed $1,000,000 annually. No senior executive should be paid more than the CEO.

(2) Annual Bonus – The annual bonus paid to senior executives should be based on well-defined quantitative (financial) and qualitative (non-financial) performance measures. The maximum level of annual bonus should be a percentage of the executive’s salary level, capped at 100% of salary.

(3) Long-Term Equity Compensation – Long-term equity compensation to senior executives should be in the form of restricted shares, not stock options. The restricted share program should utilize justifiable performance criteria and challenging performance benchmarks. It should contain a vesting requirement of at least three years. Executives should be required to hold all shares awarded under the program for the duration of their employment. The value of the restricted share grant should not exceed $1,000,000 on the date of grant.

(4) Severance – The maximum severance payment to a senior executive should be no more than one year’s salary and bonus.

(5) Disclosure – Key components of the executive compensation plan should be outlined in the Compensation Committee’s report to shareholders, with variances from the Commonsense program explained in detail.

The Commonsense compensation program should be implemented in a manner that does not violate any existing employment agreement or equity compensation plans.

Supporting Statement: We believe that compensation paid to senior executives at most companies, including ours, is excessive, unjustified, and contrary to the interests of the Company, its shareholders, and other important corporate constituents. CEO pay has been described as a “wasteland that has not been reformed.” (Institutional Shareholder Services senior vice-president, Wall Street Journal, “Executive Pay Keeps Rising, Despite Outcry,” October 3, 2003). As of 2002, the CEO-worker pay gap of 282-to-1 was nearly seven times as large as the 1982 ratio of 42-to-1 according to the United for a Fair Economy’s Tenth Annual CEO Compensation Survey (“Executive Excess 2003 – CEO’s Win, Workers and Taxpayers Lose.”)

We believe that it is long past time for shareholders to be proactive and provide companies clear input on the parameters of what they consider to be reasonable and fair executive compensation. We believe that executive compensation should be designed to promote the creation of long-term corporate value. We challenge our Company’s leadership to embrace the ideas embodied in the Commonsense proposal, which still offers executives the opportunity to build personal long-term wealth but only when they generate long-term corporate value.”

Statement of CVS’ Board Recommending a Vote AGAINST the Carpenters Proposal

CVS’ Board of Directors unanimously recommends that you vote against the Carpenters Proposal because it is unnecessary and it is not in the best interests of the Company and its stockholders.

CVS’s executive compensation policies are administered by the Management Planning and Development Committee of the Board of Directors (the “Committee”), which is currently comprised of three independent directors. Each component of executive compensation is weighted and valued by the Committee so that, in total, highly talented executive officers can be attracted, retained and motivated to consistently improve the performance of CVS. The Committee has sought to create an integrated total compensation program structured to balance appropriately CVS’ short- and long-term business and financial strategic goals. As discussed more fully in the Management Planning and Development Committee Report beginning on page 12 of this proxy statement, the Committee believes that a significant portion of CVS’s executive compensation program, including bonus, long-term incentive plan and stock option compensation, is performance-based and effectively aligns executive incentives with the long-term interests of CVS’ stockholders.

The Committee takes steps to ensure that the CVS executive compensation program is not excessive. The Committee engages an independent compensation consulting firm to analyze market data and best practices for the key management group. The management group’s salaries and other compensation awards are compared to a core peer group, as well as industry standards, in order to recommend compensation programs and policies that reflect and enhance CVS’s high-growth strategy. The compensation program as a whole is competitive with other companies in our peer group, which is necessary in order for CVS to attract and retain executives.

Under the Carpenters Proposal, CVS would be at a distinct competitive disadvantage in recruiting and retaining executives. The proposal would tie the Committee’s hands in that it seeks to limit salary and bonus compensation and severance arrangements to arbitrary amounts that are not necessarily indicative of the current or future executive employment market. It would prohibit the Committee’s awarding of stock options to executives, which are considered by the Committee to be a key element of the overall compensation program, and to the best of our knowledge are awarded by all of the companies in our peer group. Requiring executives to retain all stock awarded to them for as long as they are employed would also place CVS at a disadvantage, since we know of no companies that have implemented such long-term restrictions on equity awards. The proposed limits on severance would conflict with existing employment contracts with our named executive officers, which are described on page 20. The Carpenters Proposal would take away the flexibility that the Committee needs in order to establish and maintain a competitive overall compensation program in a changing marketplace.

See “Summary Compensation Table”; “Stock Options”; and “Certain Executive Arrangements” in this proxy statement for a description of our named executive officers’ interests in this matter.

The Board of Directors recommends a vote AGAINST the Carpenter’s Proposal.

ITEM 5:	OTHER MATTERS

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, your proxy will vote on the matter in his or her best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and directors and any persons who own more than 10% of our common stock (“reporting persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These reporting persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE. Based on a review of the copies of such forms furnished to the Company and written representations from our reporting persons, CVS believes that all forms were filed in a timely manner during fiscal 2003, except that Michael Ferdinandi, one of the Company’s officers, filed one Form 4 late which disclosed a restricted stock and option grant, and due to an administrative error on the part of the Company, Messrs. Ryan, Rickard, Merlo, Bodine, Sgarro, Ferdinandi and Gregory Weishar, all officers of the Company, failed to timely report on Forms 4 certain CVS phantom stock credits granted under the Company’s Deferred Compensation Plan, all of which grants were reported on the officers’ Forms 5 for the fiscal year ended January 3, 2004.

Stockholder Proposals for our Annual Meeting in 2005

If you want to submit a proposal for possible inclusion in our proxy statement for the 2005 annual meeting of stockholders, you must ensure your proposal is received by us on or before December 1, 2004.

Thomas M. Ryan

Chairman of the Board, President and

Chief Executive Officer

March 31, 2004

Exhibit A

CVS Corporation

Nominating and Corporate Governance Committee

Director Qualification Criteria

In recognition of the fact that the selection of qualified directors is complex and crucial to the long-term success of the Company, the Nominating and Corporate Governance Committee has established the following guidelines for the identification and evaluation of candidates for membership on the Company’s Board of Directors.

Candidates should be distinguished individuals who are prominent in their fields or otherwise possess exemplary qualities that will enable them to effectively function as directors of the Company. While the Nominating and Corporate Governance Committee does not believe it appropriate at this time to establish any specific minimum qualifications for candidates, the Nominating and Corporate Governance Committee shall focus on the following qualities in identifying and evaluating candidates for Board membership:

•	Background, experience and skills

•	Character, reputation and personal integrity

•	Judgment

•	Independence

•	Diversity

•	Commitment to the Company and service on the Board

•	Any other factor or factors that the Nominating and Corporate Governance Committee may determine to be relevant and appropriate

Recognizing that the overall composition of the Board is essential to the effective functioning of the Board, the Nominating and Corporate Governance Committee shall make these determinations in the context of the existing composition of the Board so as to achieve an appropriate mix of backgrounds, skills, diversity and qualities.

In making its determinations, the Nominating and Corporate Governance Committee shall take into account all applicable legal, regulatory and stock exchange requirements concerning the composition of the Board and its committees.

The Nominating and Corporate Governance Committee shall review these guidelines from time to time as appropriate (and in any event at least annually) and modify them as it deems appropriate.

A-1

Exhibit B

CVS Corporation

New York Stock Exchange Bright Line Tests

For Director Independence

The following summarizes the standards set forth in Section 303A.02(b)(i)-(v) of the NYSE’s Listed Company Manual (excluding, for sake of brevity, the related Commentary):

(i) A director who is an employee, or whose immediate family member is an executive officer, of the company is not independent until three years after the end of such employment relationship.

(ii) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

(iii) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the listed company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

B-1

Exhibit C

CVS Corporation

Amended and Restated Audit Committee Charter

Approved by the Board of Directors on March 3, 2004

Purpose

The Audit Committee is created by the Board of Directors of the Company to:

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Company;

•	the qualifications, independence and performance of the Company’s independent auditor;

•	the performance of the Company’s internal audit function;

•	compliance with the Company Code of Conduct; and

•	compliance by the Company with legal and regulatory requirements; and

•	prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence and experience requirements of the New York Stock Exchange. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Authority

To discharge its oversight responsibilities effectively, the Audit Committee will maintain open lines of communication with the Company’s chief financial officer, chief internal auditor, and with the Company’s independent auditors, each of whom will have free and direct access to the Audit Committee. Further, the Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors.

The Audit Committee shall have available appropriate funding from the Company as determined by the Audit Committee for payment of:

•	compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	compensation to any advisers employed by the Audit Committee; and

•	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may delegate its authority to subcommittees or the Chairman of the Audit Committee when it deems appropriate and in the best interests of the Company.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall set meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditor.

Responsibilities

In addition to any other responsibilities that may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•	The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (subject, if applicable, to shareholder ratification). Each such accounting firm shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve the audit services and non-audit services to be provided by the Company’s independent auditor pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditor’s annual audit plan(s).

•	The Audit Committee shall evaluate the independent auditor’s qualifications, performance and independence, and shall present its conclusions with respect to the independent auditor to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Company’s independent auditor:

•	describing the independent auditor’s internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review, or peer review, of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1; and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the lead partner of the independent auditor;

•	consider whether the audit engagement team partners should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditor should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and the internal auditors of the independent auditor’s performance.

•	The Audit Committee shall establish policies for the Company’s hiring of current or former employees of the independent auditor.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Company’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Company’s internal audit function with the independent auditor.

•	At least annually, the Audit Committee shall review the annual internal audit plan with the senior officer or officers responsible for the internal audit function of the Company. The review shall focus on the scope and effectiveness of internal audit activities and the department’s capability to fulfill its objectives.

•	At least annually, the Audit Committee shall review significant findings by the internal audit staff and management’s responses to such findings and instances of remedial action not being taken by management within appropriate timeframes in response to any such findings, if any.

•	At least annually, the Audit Committee shall evaluate the performance of the senior officer or officers responsible for the internal audit function of the Company, and make recommendations to the Board and management regarding the responsibilities, retention or termination of such officer or officers.

•	At least annually, the Audit Committee shall review the annual report from the internal auditors covering the internal auditor’s review of the officers’ and directors’ travel and entertainment expenses.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	As appropriate, the Audit Committee shall review with management, the internal auditors and the independent auditor, in separate meetings if the Audit Committee deems it necessary:

•	the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-K;

•	the quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Company’s Form 10-Q;

•	any analyses or other written communications prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies and practices of the Company;

•	off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

•	estimates made by management having a material impact on the financial statements;

•	significant variations in financial information between reporting periods; and

•	the effect of regulatory and accounting initiatives or actions applicable to the Company (including any SEC investigations or proceedings).

•	The Audit Committee shall review, in conjunction with management, the Company’s policies generally with respect to the Company’s earnings press releases and with respect to financial information and earnings guidance provided to analysts and rating agencies, including in each case the type of information to be disclosed and type of presentation to be made and paying particular attention to the use of non-GAAP financial information.

•	The Chairman of the Audit Committee may review any of the Company’s financial information and earnings guidance provided to analysts and ratings agencies and any of the Company’s other financial disclosure, such as earnings press releases, as the Chairman deems appropriate.

•	The Audit Committee shall, in conjunction with the CEO and CFO of the Company, review the Company’s disclosure controls and procedures and internal control over financial reporting. The review of internal control over financial reporting shall include whether there are any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees with a significant role in internal control over financial reporting.

•	The Audit Committee shall review potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any issue as to which there may be a conflict.

•	The Audit Committee shall review all related party transactions and determine whether such transactions are appropriate for the Company to undertake. If so, the Audit Committee is authorized to approve such transactions.

•	The Committee shall oversee compliance with the Company’s Code of Conduct and report on such compliance to the Board. The Committee shall also review and consider any requests for waivers of the Company’s Code of Conduct for the Company’s directors, executive officers and other senior financial officers, and shall make a recommendation to the Board with respect to such request for a waiver.

•	The Audit Committee shall review annually management’s plan for determining compliance with the Company Code of Conduct.

•	Review the Company’s Information Security Plan.

•	Review significant cases of employee conflict of interest, misconduct, or fraud.

•	The Audit Committee shall review and discuss with the independent auditor any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditor pursuant to Statement on Auditing Standards No. 61, as amended, such as:

•	any restrictions on the scope of the independent auditor’s activities or on access to requested information;

•	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditor; and

•	any significant disagreements between management and the independent auditor.

•	In connection with its oversight responsibilities, the Audit Committee shall be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

•	The Audit Committee shall review the Company’s policies and practices with respect to risk assessment and risk management, including discussing with management the Company’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the Audit Committee report that the Securities and Exchange Commission rules require to be included in the Company’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the independence and performance of the Company’s independent auditor, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Board on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP and applicable rules and regulations. This is the responsibility of management and the independent auditor. Furthermore, while the Audit Committee is responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

Exhibit D

CVS Corporation

1997 Incentive Compensation Plan

(as proposed to be amended)

1. Purpose. The purpose of this 1997 Incentive Compensation Plan (the “Plan”) is to assist CVS Corporation, a Delaware corporation (the “Corporation”), and its subsidiaries in attracting, retaining, and rewarding high-quality executives, employees, and other persons who provide services to the Corporation and/or its subsidiaries, enabling such persons to acquire or increase a proprietary interest in the Corporation in order to strengthen the mutuality of interests between such persons and the Corporation’s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under Code Section 162(m) (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Corporation.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof:

(a) “Annual Incentive Award” means a conditional right granted to a Participant under Section 9(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

(b) “Award” means any Option, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Stock awarded to a director pursuant to Section 8, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

(c) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 11(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Corporation’s Board of Directors.

(f) “Change in Control” means Change in Control as defined with related terms in Section 10 of the Plan.

(g) “Change in Control Price” means the amount calculated in accordance with Section 10(c) of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i) “Committee” means a committee of two or more directors designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the

Committee shall consist solely of two or more directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an “outside director” as defined under Code Section 162(m), unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Code Section 162(m).

(j) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 9(e) of the Plan.

(k) “Deferred Stock” means a right, granted to a Participant under Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

(l) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(m) “Effective Date” means January 8, 1997.

(n) “Eligible Person” means each Executive Officer and other officers and employees of the Corporation or of any subsidiary, including such persons who may also be directors of the Corporation, and any Eligible Director. An employee on leave of absence may be considered as still in the employ of the Corporation or a subsidiary for purposes of eligibility for participation in the Plan.

(o) “Eligible Director” means a director of the Corporation who at the relevant time is not, and for the preceding 12 months was not, an employee of the Corporation or its subsidiaries.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(q) “Executive Officer” means an executive officer of the Corporation as defined under the Exchange Act.

(r) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the average of the highest and lowest prices of a share of Stock, as quoted on the composite transactions table on the New York Stock Exchange, on the last trading day prior to the date on which the determination of fair market value is being made.

(s) “Incentive Stock Option” or “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto; provided, however, that only an Eligible Person who is an employee within the meaning of Code Section 422 and the regulations thereunder shall be eligible to receive an ISO.

(t) “Limited SAR” means a right granted to a Participant under Section 6(c) hereof.

(u) “Option” means a right, granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(v) “Other Stock Based Awards” means Awards granted to a Participant under Section 6(h) hereof.

(w) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(x) “Performance Award” means a right, granted to a Participant under Section 89 hereof, to receive Awards based upon performance criteria specified by the Committee.

(y) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(z) “Preexisting Plans” mean the CVS Corporation Omnibus Stock Incentive Plan, the CVS Corporation 1987 Stock Option Plan, and the CVS Corporation 1973 Stock Option Plan.

(aa) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(bb) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(cc) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(dd) “Stock” means the Corporation’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 11(c) hereof.

(ee) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c) hereof.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case references herein to the “Committee” shall be deemed to include references to the “Board”. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation, or relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. Any action of the Committee shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, Participants, Beneficiaries, transferees under Section 11(b) hereof or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Corporation or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Corporation and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Corporation or a subsidiary, the Corporation’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Corporation or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Corporation with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 11(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 24.5 million, plus (ii) the number of shares of Stock remaining available under Preexisting Plans immediately prior to the date on which shareholders of the Corporation originally approved the adoption of the Plan, plus (iii) the number of shares of Stock subject to awards under Preexisting Plans which become available in accordance with Section 4(c) hereof after the date on which shareholders of the Corporation originally approved the adoption of the Plan, plus (iv) 9.4% of the number of shares of Stock issued or delivered by the Corporation during the term of the Plan (excluding any issuance or delivery in connection with Awards, or any other compensation or benefit plan of the Corporation); provided, however, that the total number of shares of Stock with respect to which ISOs may be granted shall not exceed 4.0 million and the total number of shares of Restricted Stock, Deferred Stock, Stock awarded as a bonus or in lieu of an obligation, and Other Stock - Based Awards awarded under the Plan shall not exceed 9.0 million. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of shares of Stock to be delivered in connection with such Award or, in the case of an Award relating to shares of Stock but settleable only in cash, the number of shares to which such Award relates, exceeds the number of shares of Stock remaining available under the Plan minus the number of shares of Stock issuable in settlement of or relating to then-outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards. Shares of Stock subject to an Award under the Plan or award under a Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or award or taxes relating to Awards or awards, and (ii) the number of shares surrendered in payment of any exercise or purchase price of an Award or award or taxes relating to any Award or award, will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.

5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than 1.5 million shares of Stock, subject to adjustment as provided in Section 11(c), under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 9(b) and 9(c). In addition, the maximum cash amount that may be earned under the Plan as a final Annual Incentive Award or other cash annual Award in respect of any fiscal year by any one Participant shall be $5 million, and the maximum cash amount that may be earned under the Plan as a final Performance Award or other cash Award in respect of a performance period other than an annual period by any one Participant on an annualized basis shall be $5 million.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6, and with respect to directors of the Corporation, in Section 8. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must by paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option except as provided under the first sentence of Section 7(a) hereof.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Corporation or any subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422, unless the Participant has first requested the change that will result in such disqualification.

(c) Stock Appreciation Rights. Effective April 18, 2001, the Committee shall not be authorized to grant SARs or Limited SARs to Participants under the Plan.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 11(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Corporation; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates, and that the Participant deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Satisfaction of an Award of Deferred Stock shall occur upon expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee. In the case of any grant of Stock to an officer of the Corporation in lieu of salary or other cash compensation, the number of shares granted in place of such compensation shall be reasonable, as determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Corporation or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted at any time, either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Corporation, any subsidiary, or any business entity to be acquired by the Corporation or a subsidiary, or any other right of a Participant to receive payment from the Corporation or any subsidiary, but if an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Corporation or any subsidiary, in which the value of Stock subject to the Award (for example, Deferred Stock or Restricted Stock) is equivalent in value to the cash compensation, provided, however, that any such Award that is an Option shall have an exercise price that is at least 100% of the Fair Market Value of a share of Stock on the date of grant of such Option.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Code Section 422).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Corporation or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 11(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Corporation that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e) Cancellation and Rescission of Awards. Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and the Corporation shall have the additional rights set forth in Section 7(e)(iv) below, if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan including the following conditions:

(i) A Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Corporation or other senior officer designated by the Committee, is or becomes competitive with the Corporation. For Participants whose employment has terminated, the judgment of the Chief

Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s position and responsibilities while employed by the Corporation, the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Corporation and the other organization or business, the effect on the Corporation’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

(ii) A Participant shall not, without prior written authorization from the Corporation, disclose to anyone outside the Corporation, or use in other than the Corporation’s business, any confidential information or material relating to the business of the Corporation that is acquired by the Participant either during or after employment with the Corporation.

(iii) A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation, relating in any manner to the actual or anticipated business, research or development work of the Corporation and shall do anything reasonably necessary to enable the Corporation to secure a patent where appropriate in the United States and in foreign countries.

(iv) Upon exercise, settlement, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of this Section 7(e) prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Corporation shall notify the Participant in writing of any such rescission within two years after such exercise, payment or delivery. Within ten days after receiving such a notice from the Corporation, the Participant shall pay to the Corporation the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Corporation the number of shares of Stock that the Participant received in connection with the rescinded exercise, payment or delivery.

(f) Limitation of Vesting of Certain Awards. Restricted Stock, Deferred Stock, and Other Stock-Based Awards, as described in Section 6(d), 6(e) and 6(h) of the Plan, respectively, generally will vest over a minimum period of three years, except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances. The foregoing notwithstanding, (i) Restricted Stock, Deferred Stock, and Other Stock–Based Awards as to which either the grant or the vesting is based on the achievement of one or more performance conditions generally will vest over a minimum period of one year except in the event of a Participant’s death, disability, or retirement, or in the event of a Change in Control or other special circumstances, and (ii) up to 5% of the shares of Stock authorized under the Plan may be granted as Restricted Stock, Deferred Stock, or Other Stock-Based Awards without any minimum vesting requirements. For purposes of this Section 7(f), vesting over a three-year period or one-year period will include periodic vesting over such period if the rate of such vesting is proportional throughout such period.

8. Special Rules for Directors.

(a) Annual Awards. Effective as of the end of each annual meeting of shareholders of the Corporation each person who is an Eligible Director shall be granted an award of 2,000 shares of Stock in respect of the preceding Award Year, except that if the Eligible Director was not a director of the Corporation for all such Award Year, the size of the Stock award shall be pro rated based on the number of months in such Award Year during which such Eligible Director was a director of the Corporation. If an Eligible Director retires, resigns, dies or otherwise ceases to be a director of the Corporation prior to the end of the annual meeting of shareholders of the Corporation, there shall be granted, effective as of the first month such person’s termination of service as an Eligible Director of the Corporation, an award of 166 shares of Stock for each month during the Award Year such person was an Eligible Director. For purposes of this Section 8(a), a part of a month shall be treated as a month and an Award Year shall mean the period from the first day of the month after an annual meeting of shareholders of the Corporation to the beginning of the next annual meeting of shareholders of the Corporation.

(b) Deferral of Shares by Directors. Each Eligible Director may elect to defer the receipt of shares otherwise currently payable to such Eligible Director under Section 8(a) of this Plan until such Eligible Director terminates service as a director or such other date or event as permitted under rules established by the Board and uniformly applied. In that event, such Eligible Director shall be granted an immediate award of share credits equal to the number of shares of Stock elected to be deferred, including fractional share credits to not less than three decimal places.

(c) Settlement. As soon as practicable after an Eligible Director has ceased being a Director of the Corporation or such other date or event elected by an Eligible Director under Section 8(b), all awards shall be paid to the Eligible Director or, in the case of the death of the Eligible Director, the Eligible Director’s designated beneficiary or beneficiaries, or in the absence of a designated beneficiary, to the estate of the Eligible Director, in a single payment or installments as elected by the Eligible Director.

(d) Dividend Equivalents.

(i) In addition to the payment provided for in Section 8(c), each Eligible Director (or beneficiary) entitled to payment under this Section 8(d) shall receive at the same time the dividend equivalent amounts calculated under subsection (ii) below.

(ii) The dividend equivalent amount is the number of additional share credits attributable to the number of share credits originally granted plus additional share credits previously calculated hereunder. Such additional share credits shall be determined and credited as of each dividend payment date by dividing the aggregate cash dividends that would have been paid had share credits awarded or credited (but not yet paid) under this Section 8(d), as the case may be, been actual shares of Stock on the record date for such dividend by the market price per share of Stock on the dividend payment date. For this purpose, the market price on any day shall be the average of the highest and lowest sales price of Stock as quoted on the composite transactions table for such day, unless the Board determines that another procedure for determining market price would be more appropriate. Fractional share credits shall be calculated to not less than three decimal places.

(e) Payment; Fractional Shares. Payments pursuant to Sections 8(c) and 8(d) above shall be made in shares of Stock, except that there shall be paid in cash the value of any fractional share.

9. Performance and Annual Incentive Awards.

(a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 9(b) and 9(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

(b) Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9(b).

(i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Corporation, on a consolidated basis, and/or for specified subsidiaries or business units of the Corporation (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total shareholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 9(c) hereof.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 9(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 9(b). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Annual Incentive Awards Granted to Designated Covered Employees. If the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9(c).

(i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Corporation in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 9(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount that need not bear a strictly mathematical relationship to such business criteria.

(ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be “performance-based compensation” under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 9(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 9(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

(iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

(d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 9(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 9(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

(e) Status of Section 9(b) and Section 9(c) Awards under Code Section 162(m). It is the intent of the Corporation that Performance Awards and Annual Incentive Awards under Sections 9(b) and 9(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Regulation 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 9(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10. Change in Control.

(a) Effect of “Change in Control.” In the event of a “Change in Control,” the following provisions shall apply unless otherwise provided in the Award agreement:

(i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control and shall remain exercisable and vested for the balance of the stated term of such Award without regard to any termination of employment by the Participant, subject only to applicable restrictions set forth in Section 11(a) hereof;

(ii) Any optionee who holds an Option shall be entitled to elect, during the 60-day period immediately following a Change in Control, in lieu of acquiring the shares of Stock covered by such Option, to receive, and the Corporation shall be obligated to pay, in cash the excess of the Change in Control Price over the exercise price of such Option, multiplied by the number of shares of Stock covered by such Option;

(iii) The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 11(a) hereof; and

(iv) With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

(b) Definition of “Change in Control.” A “Change in Control” shall be deemed to have occurred if:

(i) any Person (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the shareholders of the Corporation immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Corporation) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or any Significant Subsidiary (as defined below), representing 25% or more of the combined voting power of the Corporation’s or such Significant Subsidiary’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii) the consummation of a merger or consolidation of the Corporation or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Corporation (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv) the shareholders of the Corporation approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Corporation (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

(v) any other event occurs which the Board determines, in its discretion, would materially alter the structure of the Corporation or its ownership.

(c) Definition of “Change in Control Price.” The “Change in Control Price” means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Corporation, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Corporation may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Corporation are listed or quoted, or compliance with any other obligation of the Corporation, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Corporation shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Corporation or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Corporation, any subsidiary or any business unit, or the financial statements of the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Corporation, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Performance Awards granted under Section 9(b) hereof or Annual Incentive Awards granted under Section 9(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes. The Corporation and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if the amendment increases the number of shares of Stock reserved and available for delivery in connection with Awards, materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

(f) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Corporation or a subsidiary, (ii) interfering in any way with the right of the Corporation or a subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Corporation unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Corporation; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Corporation’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the Delaware General Corporation Law, without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Awards under Preexisting Plans. Upon approval of the Plan by shareholders of the Corporation as required under Section 11(l) hereof, no further awards shall be granted under the Preexisting Plans.

(l) Plan Effective Date and Shareholder Approval; Expiration Date. The Plan has been adopted by the Board effective January 8, 1997, subject to approval by the shareholders of the Corporation. The Plan has been amended and restated effective January 14, 1998 and further amended effective April 18, 2001 and May 12, 2004. Unless an extension is approved by the shareholders of the Corporation, the Plan shall have a term that expires on April 17, 2011, after which no further Awards may be made, provided, however, that the provisions of the Plan shall continue to apply to Awards made prior to such date.

CVS CORPORATION

Annual Meeting of Stockholders of CVS Corporation

Wednesday, May 12, 2004 at 11:00 a.m. EST

CVS Headquarters, One CVS Drive, Woonsocket, Rhode Island

THIS PROXY IS BEING SOLICITED BY THE CVS BOARD OF DIRECTORS

The undersigned hereby appoints each of Thomas M. Ryan and Sheli Z. Rosenberg as the undersigned’s proxies, each with full power to act without the other and with full power of substitution, to vote, as indicated on all matters referred to on the reverse side of this card and described in the proxy statement, all shares of common stock of CVS which the undersigned would be entitled to vote if present at the Annual Meeting and at any adjournments or postponements thereof.

Additional Voting Instructions for Certain CVS Employees: To the extent the undersigned is a participant in the CVS Corporation and Subsidiaries Employee Stock Ownership Plan (the “ESOP”) and/or the CVS Corporation and Subsidiaries 401(k) Profit Sharing Plan, (the “Profit Sharing Plan”), the undersigned hereby instructs The Bank of New York: (i) as trustee under the ESOP, to vote, as indicated on the reverse side, all shares of Series One Convertible ESOP Preference Stock of CVS held in the ESOP, and (ii) as administrator of the Profit Sharing Plan, to vote, as indicated on the reverse side, all shares of CVS common stock held in the Profit Sharing Plan, in each case as to which the undersigned would be entitled to give voting instructions if present at the Meeting.

The undersigned hereby ratifies and confirms all that each of the proxies and/or The Bank of New York may lawfully do in the premises, and hereby revokes all proxies (or voting instructions in the case of Plan shares) previously given by the undersigned to vote at the Meeting and at any adjournments or postponements thereof. The undersigned acknowledges receipt of the notice of and the proxy statement for the Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3 AND “AGAINST” ITEM 4 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

TO VOTE IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE MARKED. IF THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4 DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

CVS	YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	TELEPHONE	MAIL

https://www.proxyvotenow.com/cvs	1-866-1687

• Go to the website address listed above.	- Use any touch tone telephone	- Mark, sign and date your proxy card.

• Have your proxy card ready. OR	- Have your proxy card ready. OR	- Detach your proxy card.

• Follow the simple instructions that appear on your computer screen.	- Follow the simple recorded instructions.	- Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the proxy holders named in the proxy to vote your shares in the manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return this proxy card in the enclosed envelope.)	Votes must be indicated (x) in black or blue ink.

To vote in accordance with the Board’s recommendations, just sign below; no boxes need to be checked.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.

Item 1. Election of 9 directors

FOR ALL ☐	WITHHOLD FOR ALL ☐	*EXCEPTIONS ☐

Nominees: 01-W. Don Cornwell, 02-Thomas P. Gerrity, 03-Stanley P. Goldstein, 04-Marian L. Heard, 05-William H. Joyce, 06-Terry R. Lautenbach, 07-Terrence Murray, 08-Sheli Z. Rosenberg, 09-Thomas M. Ryan.

*(Instructions: To withhold authority for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

Item 2. Proposal to approve an amendment to the Company’s 1997 Incentive Compensation Plan.

FOR ALL ☐	AGAINST ☐	ABSTAIN ☐

Item 3. Proposal to ratify the appointment of KPMG LLP as CVS’ independent auditors for the fiscal year ending January 1, 2005.

FOR ALL ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST Item 4.

Item 4. Shareholder proposal relating to executive compensation.

FOR ALL ☐	AGAINST ☐	ABSTAIN ☐

Other Matters. In their discretion, Mr. Ryan and Ms. Rosenberg, as proxies, and/or The Bank of New York, as trustee or administrator, are authorized to vote in accordance with their judgment upon such other business as may properly come before the Meeting.

THIS PROXY (OR VOTING INSTRUCTIONS, IN THE CASE OF PLAN SHARES) WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). This Proxy is solicited on behalf of the Board of Directors. Please mark, sign, date and return this proxy card using the enclosed prepaid envelope. This Proxy must be returned for your shares to be voted at the Meeting in accordance with your instructions if you do not plan to attend the Meeting and vote in person. Please indicate any change in address.

Please sign exactly as the name appears on this proxy card. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title.

Date                                                                                                       , 2004

Signature: